                                  SCHEDULE 14A
                                (RULE 14A - 101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

[ ] Preliminary Proxy Statement              [  ] Confidential, for Use of
[X] Definitive Proxy Statement                    Commission Only (as permitted
[ ] Definitive Additional Materials                by Rule 14a-6(e)(2))
[ ] Soliciting Material Under Rule 14a-12

                          HCC INSURANCE HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (I) and 0-11.

      1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

      2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
      4)   Proposed maximum aggregate value of transaction:
                                                           --
--------------------------------------------------------------------------------
      5)   Total fee paid:

--------------------------------------------------------------------------------
    [  ]   Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
    [  ]   Check box if any part of the fee is offset as provided by Exchange
           Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
      1)   Amount Previously Paid:

--------------------------------------------------------------------------------
      2)   Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
      3)   Filing Party:

--------------------------------------------------------------------------------
      4)   Date Filed:

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

                          HCC INSURANCE HOLDINGS, INC.
                            13403 NORTHWEST FREEWAY
                           HOUSTON, TEXAS 77040-6094

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD MAY 15, 2003 AT 8:30 A.M.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of HCC Insurance Holdings, Inc. ("HCC" or the "Company") will be held on Thursday May 15, 2003 at 8:30 a.m. Houston time, at The InterContinental Houston, 2222 West Loop South, Houston, Texas, 77027 for the following purposes:

          1. To elect ten directors for a one-year term, each to serve until the Annual Meeting of Shareholders in 2004 and until his successor is duly elected and qualifies.

          2. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     The Board of Directors has fixed the close of business on April 3, 2003, as the record date for determining those Shareholders who are entitled to notice of, and to vote at, the Meeting. A list of such Shareholders will be open to examination by any Shareholder at the Meeting and for a period of ten days prior to the date of the Meeting during ordinary business hours at 13403 Northwest Freeway, Houston, Texas. A copy of the Annual Report of the Company for the fiscal year ended December 31, 2002, is enclosed.

                                          By Order of the Board of Directors,

                                          CHRISTOPHER L. MARTIN,
                                          Secretary

Houston, Texas
April 25, 2003

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

                          HCC INSURANCE HOLDINGS, INC.
                            13403 NORTHWEST FREEWAY
                           HOUSTON, TEXAS 77040-6094

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 15, 2003

                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     This Proxy Statement is first being mailed on or about April 25, 2003 to Shareholders of HCC Insurance Holdings, Inc. ("HCC" or the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, May 15, 2003, at 8:30 a.m. Houston time, at The InterContinental Houston, 2222 West Loop South, Houston, Texas 77027, or any postponement or adjournment thereof (the "Meeting"). A Shareholder giving a proxy has the power to revoke the proxy at any time before it is exercised. Such right of revocation is not limited by or subject to compliance with any formal procedure.

     The cost of soliciting proxies will be borne by the Company. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Company's Common Stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by mail, personal interview, telephone and facsimile by officers and other management employees of the Company, who will receive no additional compensation for their services. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of Georgeson Shareholder Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072-2586 at an anticipated cost of $7,000 plus reimbursement of out-of-pocket expenses.

     Only Shareholders of record on April 3, 2003 (the "Record Date") will be entitled to vote at the Meeting, and each share will have one vote. At the close of business on the Record Date, there were 62,692,899 shares of the Company's Common Stock outstanding and entitled to vote at the Meeting.

     A majority of the outstanding shares of the Company's Common Stock, represented in person or by proxy will constitute a quorum at the Meeting. The election of Directors will be determined by a plurality of the votes cast if a quorum is present. The Board of Directors does not anticipate calling for a vote on any matter other than those described herein.

     Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. A proxy submitted by a Shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such Shareholder with respect to a particular matter. This may occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "Non-Voted Shares") will be treated as shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares voted to abstain as to a particular matter will not be considered Non-Voted Shares. The election of Directors requires a plurality of the shares. Thus, abstentions and Non-Voted Shares will not affect the outcome of the election of Directors.

        STOCK OWNERSHIP OF CERTAIN PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (a) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (b) each Executive Officer of the Company named in the Summary Compensation Table, (c) each Director and Advisory Director and (d) all Directors, Advisory Directors and Executive Officers of the Company as a group.

                                                     AMOUNT AND NATURE
                                                       OF BENEFICIAL     PERCENT OF COMMON
                       NAME                           OWNERSHIP(1)(2)    STOCK OUTSTANDING
                       ----                          -----------------   -----------------
Ariel Capital Management, Inc......................      6,965,101(3)          11.1%
  307 North Michigan Avenue
  Chicago, Illinois 60601
FMR Corp...........................................      4,329,386(4)           6.9%
  82 Devonshire Street
  Boston, Massachusetts 02109
Stephen L. Way.....................................      3,758,626              6.0%
  13403 Northwest Freeway
  Houston, Texas 77040-6094
Frank J. Bramanti..................................        168,382(5)             *
Edward H. Ellis, Jr................................        106,000                *
Allan W. Fulkerson.................................         95,000(6)             *
Walter J. Lack.....................................         87,750                *
Edwin H. Frank, III................................         67,650(7)             *
J. Robert Dickerson................................         63,000                *
Marvin P. Bush.....................................         57,500(8)             *
James R. Crane.....................................         55,000                *
Craig J. Kelbel....................................         50,000                *
Christopher L. Martin..............................         47,666                *
Patrick B. Collins.................................         47,500                *
James C. Flagg, Ph.D...............................         25,833                *
Michael A. F. Roberts..............................              0                *
Michael J. Schell..................................              0                *
All Directors, Advisory Directors and Executive
  Officers as a group (15 persons).................      4,629,907              7.3%

---------------

 *  Less than 1%.

(1) Directors, Advisory Directors and Executive Officers have sole voting and investment powers of the shares shown unless otherwise indicated.

(2) Includes shares which Directors, Advisory Directors and Executive Officers have the right to acquire upon the exercise of options within 60 days from the Record Date, including the following: Stephen L. Way -- 443,700 shares; Edward H. Ellis, Jr. -- 105,000 shares; Allan W. Fulkerson -- 85,000 shares; Edwin H. Frank, III -- 62,500 shares; Marvin P. Bush -- 55,000 shares; Craig
    J. Kelbel -- 50,000 shares; Christopher L. Martin -- 47,666 shares; Patrick
    B. Collins -- 42,500 shares; J. Robert Dickerson -- 37,500 shares; James R. Crane -- 35,000 shares; James C. Flagg, Ph.D. -- 25,833 shares; Frank J. Bramanti -- 12,500 shares; Walter J. Lack -- 12,500 shares; and all Directors, Advisory Directors and Executive Officers as a group -- 1,014,699 shares.

(3) This share information was obtained from a Schedule 13G filed on February 4, 2003 with the Securities and Exchange Commission (the "SEC").

(4) This share information was obtained from a Schedule 13G filed on February 14, 2003 with the SEC.

(5) Includes 750 shares owned of record by Mr. Bramanti's wife in trust for their children and 2,250 shares owned of record by their children. Mr. Bramanti disclaims beneficial ownership of such shares.

(6) Includes 5,000 shares owned of record in Mr. Fulkerson's IRA.

(7) Includes 400 shares owned of record by Mr. Frank's children. Mr. Frank disclaims beneficial ownership of such shares.

(8) Includes 2,500 shares owned of record by Winston Holdings, LLC, a limited liability company in which Mr. Bush has an ownership interest. Mr. Bush disclaims beneficial ownership of such shares, except to the extent of his actual pecuniary interest therein.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     Each Director elected at the Meeting will continue to serve for a one-year term only and until his successor is duly elected and qualified at the next annual meeting of Shareholders in 2004 or until his earlier death, resignation or removal.

     Each of the nominees is currently a Director of the Company. Michael A. F. Roberts was appointed to the Board of Directors in November, 2002. Edwin H. Frank, III, a Director, is not standing for re-election.

     The following table provides information concerning persons nominated for election as Directors of the Company, including current membership on committees of the Board of Directors, principal occupation or affiliations during the last five years and certain directorships held.

     Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Meeting, the persons named in the enclosed form of Proxy will vote in accordance with their best judgment for a substitute nominee.

INFORMATION REGARDING NOMINEES FOR DIRECTORS

                                                                                                SERVED
                                                                                                  AS
                                                    PRINCIPAL OCCUPATION                       DIRECTOR
                NAME                             DURING THE PAST FIVE YEARS              AGE    SINCE
                ----                             --------------------------              ---   --------
Stephen L. Way.......................  Mr. Way founded HCC in 1974 and has served as a   54      1974
                                       Director, Chairman of the Board of Directors
                                       and Chief Executive Officer of HCC since its
                                       organization. He served as President of HCC
                                       from its founding until May, 1996 and again
                                       since January 1, 2003. Mr. Way is a member of
                                       the Investment and Finance Committee and is
                                       also a Director and Officer of various of the
                                       Company's subsidiaries.
Frank J. Bramanti....................  Mr. Bramanti is a Director and until his          46      1980
                                       retirement in December, 2001, was an Executive
                                       Vice President of HCC and since 1982, has
                                       served in various capacities, including
                                       Director, Secretary, Chief Financial Officer
                                       and from June, 1997 to November, 1997, interim
                                       President. Mr. Bramanti is a member of HCC's
                                       Investment and Finance Committee and a
                                       Certified Public Accountant.

                                                                                                SERVED
                                                                                                  AS
                                                    PRINCIPAL OCCUPATION                       DIRECTOR
                NAME                             DURING THE PAST FIVE YEARS              AGE    SINCE
                ----                             --------------------------              ---   --------
Patrick B. Collins...................  Mr. Collins is a Certified Public Accountant      74      1993
                                       and a retired partner of the international
                                       accounting firm of PricewaterhouseCoopers LLP,
                                       a position he held from 1967 through 1991. Mr.
                                       Collins has served as an HCC Director since
                                       1993 and is a member of the Audit Committee.
James R. Crane.......................  Mr. Crane is the Chairman of the Board of         49      1999
                                       Directors and Chief Executive Officer of EGL
                                       Inc. (Nasdaq symbol: EAGL), a freight
                                       forwarding company he founded in 1984. Mr.
                                       Crane has served as an HCC Director since 1999
                                       and is a member of the Compensation Committee
                                       and the Nominating and Corporate Governance
                                       Committee.
J. Robert Dickerson..................  Mr. Dickerson is an attorney and has served as    61      1981
                                       an HCC Director since 1981. Mr. Dickerson is
                                       the Chairman of the Audit Committee.
Edward H. Ellis, Jr. ................  Mr. Ellis is a Director, Executive Vice           60      2001
                                       President and the Chief Financial Officer of
                                       HCC. Mr. Ellis is a Certified Public Accountant
                                       with over 34 years of public accounting
                                       experience. Prior to joining HCC in October,
                                       1997, Mr. Ellis served as a partner
                                       specializing in the insurance industry with the
                                       international accounting firm of
                                       PricewaterhouseCoopers from November, 1988 to
                                       September, 1997. Mr. Ellis has served as a
                                       Director since 2001. Mr. Ellis is a member of
                                       the Investment and Finance Committee and is
                                       also a Director and Officer of various of the
                                       Company's subsidiaries.
James C. Flagg, Ph.D. ...............  Dr. Flagg is a Certified Public Accountant and    51      2001
                                       an Associate Professor in the Department of
                                       Accounting, Lowery Mays College and Graduate
                                       School of Business at Texas A&M University,
                                       where he has served since 1988. Dr. Flagg holds
                                       a Bachelor of Science and a Master of Science
                                       in Economics and an M.B.A. and a Ph.D. in
                                       Accounting. Dr. Flagg has served as a Director
                                       since 2001 and is a member of the Audit
                                       Committee.
Allan W. Fulkerson...................  Mr. Fulkerson is the President and a Director     69      1997
                                       of Century Capital Management, Inc., a
                                       registered investment advisor which specializes
                                       in the financial services industry. In
                                       addition, since 1976, he has served as Chairman
                                       and Trustee of Century Shares Trust, a mutual
                                       fund established in 1928 which invests
                                       primarily in financial institutions. Mr.
                                       Fulkerson has served as an HCC Director since
                                       1997 and is the Chairman of the Investment and
                                       Finance Committee.

                                                                                                SERVED
                                                                                                  AS
                                                    PRINCIPAL OCCUPATION                       DIRECTOR
                NAME                             DURING THE PAST FIVE YEARS              AGE    SINCE
                ----                             --------------------------              ---   --------
Walter J. Lack.......................  Mr. Lack is an attorney and a shareholder in      55      1981
                                       the law firm of Engstrom, Lipscomb & Lack, A
                                       Professional Corporation in Los Angeles,
                                       California. Mr. Lack has served as an HCC
                                       Director since 1981 and is also the Chairman of
                                       the Compensation Committee and the Nominating
                                       and Corporate Governance Committee. Mr. Lack is
                                       a Director of Microvision, Inc. (Nasdaq symbol:
                                       MVIS) and SuperGen Inc. (Nasdaq symbol: SUPG).
Michael A. F. Roberts................  Mr. Roberts is a retired Managing Director of     62      2002
                                       Salomon Smith Barney and the former head of its
                                       Insurance Investment Banking Group, a position
                                       he held since 1987. Prior to his retirement in
                                       2002, Mr. Roberts served in a number of
                                       capacities at Salomon Smith Barney since
                                       joining the firm in 1969. Mr. Roberts was
                                       appointed to the Board of Directors in
                                       November, 2002 and is a member of the
                                       Compensation Committee and the Nominating and
                                       Corporate Governance Committee. Mr. Roberts is
                                       a Director of Triad Guaranty, Inc. (Nasdaq
                                       symbol: TGIC).

     The Company's management notes that each of the proposed nominees are standing for reelection to the Board of Directors and that each has served the Company's and its Shareholders' interests well during his tenure as a Director. The Company's management believes that the Company and its Shareholders benefit from the wide variety of industry and professional experience which characterize the Nonemployee Director members of its Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE PROPOSED NOMINEES. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

INFORMATION REGARDING ADVISORY DIRECTORS AND EXECUTIVE OFFICERS WHO ARE NOT NOMINEES FOR DIRECTOR

                                                                                                SERVED
                                                                                                 THE
                                                    PRINCIPAL OCCUPATION                       COMPANY
                NAME                             DURING THE PAST FIVE YEARS              AGE    SINCE
                ----                             --------------------------              ---   --------
Marvin P. Bush.......................  Mr. Bush is the President of Winston Capital      46      1999
                                       Management, LLC, a registered investment
                                       adviser which specializes in hedge fund
                                       investments, and the founder and a Managing
                                       Director of Winston Partners, L.P. Mr. Bush was
                                       first appointed as an HCC Director in 1999 and
                                       became an Advisory Director in November, 2002
                                       and is a member of the Investment and Finance
                                       and Compensation Committees. Mr. Bush is also a
                                       member of the Board of Trustees for the George
                                       H.W. Bush Presidential Library.
Susan L. Howie.......................  Ms. Howie is an Executive Vice President and      53      1997
                                       the Director of Human Resources, Information
                                       Systems and Corporate Administration. Prior to
                                       joining HCC in 1997, Ms. Howie was a Senior
                                       Vice President with PM Reality Group, Inc. Ms.
                                       Howie is also a Director and Officer of various
                                       of the Company's subsidiaries.
Craig J. Kelbel......................  Mr. Kelbel is an Executive Vice President and     48      1999
                                       oversees the operations of the Company's
                                       underwriting agency and intermediary
                                       subsidiaries. Prior to joining HCC in 1999, Mr.
                                       Kelbel was the President of U.S. Benefits
                                       Corporation and a Vice President of its parent,
                                       the Centris Group, Inc., which was acquired by
                                       HCC in 1999. Mr. Kelbel has over 25 years of
                                       experience in the insurance industry. Mr.
                                       Kelbel is also a Director and Officer of
                                       various of the Company's subsidiaries.
Christopher L. Martin................  Mr. Martin is an Executive Vice President and     36      1997
                                       the General Counsel and Secretary of HCC. Prior
                                       to joining HCC in 1997, Mr. Martin was an
                                       attorney with the law firm of Winstead Sechrest
                                       & Minick, P.C. Mr. Martin is also a Director
                                       and Officer of various of the Company's
                                       subsidiaries.
Michael J. Schell....................  Mr. Schell is an Executive Vice President and     52      2002
                                       oversees the operations of the Company's
                                       insurance company subsidiaries. He is also the
                                       President and Chief Executive Officer of
                                       Houston Casualty Company and HCC's other
                                       insurance company subsidiaries. Prior to
                                       joining the Company in June, 2002, Mr. Schell
                                       was with the St. Paul companies for over 25
                                       years, most recently as President and Chief
                                       Operating Officer of St. Paul Re. Mr. Schell is
                                       also a Director and Officer of various of the
                                       Company's subsidiaries.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 2002, the Board of Directors met five times and acted by written consent on various other occasions. Each Director attended or participated via teleconference in 75% or more of the meetings of the Board of Directors or the meetings of any committee on which he served. The Board of Directors has standing Audit, Compensation, Investment and Finance, and Nominating and Corporate Governance Committees.

AUDIT COMMITTEE

     The Audit Committee is composed entirely of independent directors (as defined under the New York Stock Exchange's listing standards) who are not officers or employees of the Company ("Nonemployee Directors") and with whom the Company does not have a business relationship. In the opinion of the Board of Directors, these Directors are independent of management and free of any relationship that may interfere with the exercise of their independence from the Company and its management. The members of the Audit Committee during 2002 and currently are Patrick B. Collins, J. Robert Dickerson (Chairman) and James C. Flagg. The Audit Committee held six meetings in 2002. The Audit Committee recommends to the Board of Directors the selection of the Company's outside auditors and reviews with the independent and internal auditors the scope and results of the Company's audits, the Company's internal accounting controls and the professional services furnished by the independent auditors to the Company. See "Report of the Audit Committee" below.

COMPENSATION COMMITTEE

     The Board of Directors has a Compensation Committee which consists of three Nonemployee Directors. The current members of the Compensation Committee are James R. Crane, Walter J. Lack (Chairman) and Michael A. F. Roberts. Mr. Lack has been the Chairman of the Compensation Committee since September, 1999. Until his November, 2002 change to Advisory Director status, Marvin P. Bush was a member of the Compensation Committee. The Compensation Committee held four meetings during 2002. The Compensation Committee monitors compensation arrangements for senior management employees for consistency of corporate objectives with the interests of the Company's Shareholders, approves salary and non-salary compensation for senior management, recommends bonus programs to the Board of Directors, and administers the Company's stock option plans. See "Report of the Compensation Committee" below.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. No Executive Officer of the Company served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee or as a Director of the Company. No Executive Officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee.

INVESTMENT AND FINANCE COMMITTEE

     The Investment and Finance Committee is currently composed of Stephen L. Way, Frank J. Bramanti, Marvin P. Bush (Advisory), Edward H. Ellis, Jr. and Allan W. Fulkerson (Chairman). The Investment and Finance Committee held four meetings in 2002. The Investment and Finance Committee is charged with establishing investment policies for the Company and its subsidiaries and directing the investment of the funds of the Company and its subsidiaries in accordance with those policies. In this regard, the Investment and Finance Committee oversees the investment management activities of General Re-New England Asset Management, Inc., a subsidiary of Berkshire Hathaway, Inc. (NYSE symbol: BRK), the Company's third party investment manager.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     The Nominating and Corporate Governance Committee consists of three Nonemployee Directors and was formed in 2002. The current members of the Nominating and Corporate Governance Committee are James R. Crane, Walter J. Lack (Chairman) and Michael A. F. Roberts. The Nominating and Corporate Governance Committee is charged with identifying and making recommendations to the Board of Directors of individuals suitable to become members of the Board of Directors and overseeing the administration of the Company's various policies related to corporate governance matters. The Nominating and Corporate Governance Committee met one time in 2002.

COMPENSATION OF DIRECTORS

     A Director who is an employee of the Company is not compensated for services rendered as a member of the Board of Directors or any committee of the Board of Directors. Prior to August, 2002, the Nonemployee Directors received cash compensation consisting of a fee of $3,500 for each meeting of the Board of Directors attended and $1,000 for each teleconference meeting of the Board of Directors in which they participated. An additional fee of $1,000 was paid to each Nonemployee Director committee member and $2,000 was paid to the committee chairman for each Audit, Compensation or Investment and Finance Committee meeting attended. Nonemployee Directors receive cash compensation of $500 for committee members and $1,000 for the committee chairman for each teleconference committee meeting in which they participate. In August, 2002, the Board of Directors adjusted the meeting fees paid to its Nonemployee Director members for Board of Director and committee meetings in accordance with the following table:

                                                    IN-PERSON MEETING   TELECONFERENCE MEETING
                                                    -----------------   ----------------------
Board of Directors................................       $5,000                 $1,000
Audit Committee
     Chair........................................       $3,000                 $1,500
     Member.......................................       $2,000                 $1,000
Compensation Committee
     Chair........................................       $2,500                 $1,250
     Member.......................................       $1,500                 $  750
Investment and Finance Committee
     Chair........................................       $2,000                 $1,000
     Member.......................................       $1,000                 $  500
Nominating and Corporate Governance
     Chair........................................       $2,500                 $1,250
     Member.......................................       $1,500                 $  750

     The Company also reimburses its Directors for travel, lodging and related expenses incurred in attending Board or committee meetings. During January 2002, each Nonemployee Director serving at that time received an option to purchase 12,500 shares of the Company's Common Stock at an exercise price of $25.20 per share under the Company's 2001 Flexible Incentive Plan. In November, 2002, Michael A. F. Roberts received an option to purchase 35,000 shares of the Company's Common Stock under that plan at an exercise price of $24.92 per share in connection with his appointment to Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1997, the Company committed to make a $5.0 million investment as a limited partner in Century Capital Partners II, Ltd. (the "Partnership"), an investment partnership which specializes in investing in small and start-up financial services companies. Mr. Fulkerson, a Director of the Company, is a managing member of CCP Capital II, LLC, the Partnership's general partner and a director, shareholder and President of Century Capital Management, Inc., the investment advisor to the Partnership. As of

December 31, 2002, $4.8 million had been invested under this commitment. In addition, in January 2002, the Company invested $5.0 million as a preferred shareholder in CenCo Investment LLC, an entity in which the Partnership holds the common shares and for which Mr. Fulkerson serves as a Director.

     The Company holds a 20% interest in FRI Holdings, Inc. ("FRI"), an entity in which Mr. Frank, a Director of the Company who is not standing for reelection, is the controlling shareholder. FRI holds a 17% interest in FileControl, Inc., an entity in which Mr. Frank owns a 17% interest and of which he is a co-founder and Chairman. The Company previously made an additional aggregate $1,035,000 investment in FileControl, Inc. During 2002, the Company wrote off the entire amount of its interest in FRI and such investment in FileControl, Inc.

     In June, 1994, the Company entered into an arrangement with an entity owned by the Chairman, Mr. Way, pursuant to which the Company leases equipment for providing transportation services to employees, Directors and clients of the Company. The Company, however, provides its own employees to operate the equipment and pays all related operating expenses. During 2002, the Company paid $1.2 million in lease payments to this entity.

     In the opinion of management, the terms of the above arrangements are fair and reasonable and as favorable to the Company as could have been obtained from an unrelated party.

     The Company has entered into employment agreements with each of Messrs. Way, Kelbel, Schell, Ellis and Martin. A summary of the principal terms of such employment agreements is included under the caption "Employment Agreements" below.

     There are no family relationships among the Executive Officers and Directors, and there are no arrangements or understandings between any Nonemployee Director or any other person pursuant to which that Nonemployee Director was selected as a Director. The Company has agreed under the employment agreement with Mr. Way to use its best efforts to ensure that Mr. Way is named as a Director and Executive Chairman of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and Executive Officers and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the SEC. Such officers, Directors and Shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's Directors and Executive Officers, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis, with the exception of Mr. Dickerson, a Director, who did not report the sale of shares related to an option exercise within the prescribed time period. Such transaction has since been reported.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the other four most highly compensated Executive Officers serving at December 31, 2002 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                    ANNUAL COMPENSATION               COMPENSATION
                                          ---------------------------------------   AWARDS SECURITIES
                                                                   OTHER ANNUAL        UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)    COMPENSATION($)      OPTIONS(#)       COMPENSATION($)
---------------------------        ----   ---------   ---------   ---------------   -----------------   ---------------
Stephen L. Way(1)................  2002    800,000    1,250,000       631,411            500,000            488,813
  Chairman of the Board of         2001    800,000           --       334,879                 --             82,900
  Directors, Chief Executive       2000    800,000           --       357,084            675,000             52,042
  Officer and President

Craig J. Kelbel(2)...............  2002    425,000       50,000            --            100,000             13,080
  Executive Vice President         2001    325,000      200,000            --                 --             12,716
                                   2000    300,000      175,000            --                 --              2,430

Michael J. Schell(3).............  2002    265,500          N/A        92,710            200,000              2,876
  Executive Vice President,        2001         --           --            --                 --                 --
    President and Chief            2000         --           --            --                 --                 --
    Executive Officer of Houston
    Casualty Company

Edward H. Ellis, Jr.(4)..........  2002    325,000       75,000            --            125,000             14,629
  Executive Vice President and     2001    275,025       50,000            --                 --             13,787
  Chief Financial Officer          2000    250,000       50,000            --             75,000             13,722

Christopher L. Martin(5).........  2002    195,000       30,000            --             50,000             11,367
  Executive Vice President,        2001    170,000       15,000            --                 --             11,315
  General Counsel and Secretary    2000    147,500       15,000            --                 --             10,393

---------------

(1) Other annual compensation for 2002, 2001 and 2000, respectively, includes $422,102, $200,000, and $170,709 for utilization of Company employees. All other compensation for 2002, 2001 and 2000, respectively, includes $78,613, $74,140 and $43,282 for life and disability premiums and $10,200, $10,200 and $10,200 for contributions by the Company under the Company's 401(k) Plan. All other compensation for 2002 includes deferred compensation of $400,000.

(2) All other compensation for 2002, 2001 and 2000, respectively, includes life and disability premiums of $2,880, $2,880 and $2,516 and for 2002 and 2001, respectively, contributions of $10,200 and $10,200 by the Company under the Company's 401(k) plan.

(3) Information for 2002 includes all compensation paid to Mr. Schell from June 3, 2002, the date of his employment by the Company. Bonus information for Mr. Schell had not been determined at the time of preparation. Other annual compensation for 2002 includes $90,710 for relocation related expenses. All other compensation for 2002 includes life and disability premiums of $2,876.

(4) All other compensation for 2002, 2001 and 2000, respectively, includes life and disability premiums of $4,429, $3,587 and $3,522 and contributions of $10,200, $10,200 and $10,200 by the Company under the Company's 401(k) plan.

(5) All other compensation for 2002, 2001, 2000, respectively, includes life and disability premiums of $1,167, $1,128 and $943 and contributions of $10,200, $10,187 and $9,450 by the Company under the Company's 401(k) Plan.

(6) John N. Molbeck, Jr. retired as President and Chief Operating Officer of the Company in 2002. The Company paid Mr. Molbeck $600,000 in salary and $200,000 as a bonus for his employment during 2002.

STOCK OPTIONS

     The following table provides details regarding stock options granted to the Named Executive Officers during 2002. In addition, in accordance with SEC rules, there are shown the hypothetical gains or "option spreads" that would exist for the respective options. The gains are based on assumed rates of annual compounded growth in stock price of 5% and 10% from the date the options were granted over the full option term. The actual value, if any, an executive may realize will depend on the spread between the market price and the exercise price on the date the option is exercised. The 5% and 10% assumed rates of growth are for illustrative purposes only. They are not intended to predict future stock prices, which will depend on market conditions and other factors such as the Company's performance.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                     INDIVIDUAL GRANTS
                         ----------------------------------------------------------------------------------------------------------
                                                                                                        POTENTIAL REALIZABLE VALUE
                                                                                                          AT ASSUMED ANNUAL RATES
                                                      PERCENT OF                                        OF SHARE PRICE APPRECIATION
                               NUMBER OF            TOTAL OPTIONS                                           FOR OPTION TERM(1)
                         SECURITIES UNDERLYING   GRANTED TO EMPLOYEES   EXERCISE OR BASE   EXPIRATION   ---------------------------
NAME                        OPTIONS GRANTED         IN FISCAL YEAR      PRICE PER SHARE       DATE           5%            10%
----                     ---------------------   --------------------   ----------------   ----------   ------------   ------------
Stephen L. Way.........         500,000                   12%                $20.39         07/22/08     $3,467,275     $7,866,064
Craig J. Kelbel........         100,000                    2%                $25.20         12/31/07     $  846,224     $1,916,443
Michael J. Schell......         200,000                    5%                $20.96         06/03/08     $1,392,737     $3,149,547
Edward H. Ellis, Jr....         100,000                    2%                $25.20         01/24/08     $  857,041     $1,944,334
                                 25,000                    1%                $20.39         07/22/08     $  173,364     $  393,303
Christopher L.
  Martin...............          15,000                   --                 $25.20         01/24/08     $  128,556     $  291,650
                                 35,000                    1%                $20.39         07/22/10     $  340,736     $  816,122

---------------

(1) Potential gains are net of the exercise price, but before taxes associated with the exercise. These amounts represent certain assumed rates of appreciation only, based on SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amount reflected in this table may not necessarily be achieved. Amounts shown under the "Potential Realizable Value" columns have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options.

STOCK OPTION EXERCISES AND HOLDINGS

     The following table shows stock options exercised by the Named Executive Officers during 2002, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of the end of 2002. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock option and the year-end price of the Company's Common Stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                               OPTIONS AT FISCAL               OPTIONS/SARS
                             SHARES                                YEAR-END                AT FISCAL YEAR-END(1)
                           ACQUIRED ON                    ---------------------------   ---------------------------
NAME                        EXERCISE     VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       -----------   --------------   -----------   -------------   -----------   -------------
Stephen L. Way...........    156,300       $2,469,416       243,700        500,000      $1,389,901     $3,770,487
Craig J. Kelbel..........     25,000       $  379,100            --        125,000              --     $  346,250
Michael J. Schell........         --               --            --        200,000              --     $  728,000
Edward H. Ellis, Jr......     25,000       $  349,437        85,000        125,000      $  394,437     $  105,250
Christopher L. Martin....     11,667       $  190,429        42,666         54,000      $  212,382     $  180,250

---------------

(1) The values were determined on the basis of the closing stock price of $24.60 at fiscal year-end December 31, 2002, and equal the aggregate amount by which the market value of the option shares exceeds the exercise price of such options.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with the Chief Executive Officer and each of the Named Executive Officers, which set forth the general terms and conditions of each Executive's employment by the Company. Each of the Executives has the right to voluntarily terminate his employment at any time. The following summarizes the terms of each of these Agreements:

  STEPHEN L. WAY

     Pursuant to the terms of the Employment Agreement effective as of January 1, 2003 between the Company and Mr. Way, Mr. Way has agreed to serve as Executive Chairman of the Board and Chief Executive Officer of the Company. The initial term of the agreement is through December 31, 2007; however, that term is automatically extended each year in the absence of notice of termination. Under the agreement, Mr. Way will receive an annual base salary of $800,000 and annual deferred compensation of $400,000. The amount of any bonus to be paid to Mr. Way is determined in the discretion of the Compensation Committee. Mr. Way is also entitled to certain other perquisites, including the use of Company automobiles, certain club memberships, extended medical coverage, utilization of Company employees, and reimbursement for estate planning expenses. The agreement further provides that upon its termination, Mr. Way will serve the Company as a consultant for a period of five years and receive $450,000 per year as a consulting fee. In the event Mr. Way's employment is terminated as a result of his death or disability, he or his legal representative will be entitled to receive the compensation he would have otherwise been entitled to receive throughout the remaining term of the agreement. In addition, any unvested stock options will immediately vest. Mr. Way will be entitled to receive all of the sums otherwise due to him under the agreement in the event Mr. Way's employment is terminated other than by the Company for Cause or by Mr. Way unless for Good Reason after a Change of Control. The Company will also reimburse Mr. Way if there are any payments made to him which are subject to any excise taxes. If the agreement is terminated, Mr. Way has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

  CRAIG J. KELBEL

     Mr. Kelbel has entered into an Employment Agreement effective as of January 10, 2002, which expires on December 31, 2005. Mr. Kelbel acts as an Executive Vice President of the Company and oversees the Company's underwriting agency and intermediary subsidiaries. Mr. Kelbel received a salary of

$425,000 in 2002 and will receive a salary of $450,000 in 2003, and increasing by $25,000 for each year thereafter during the term of the agreement. Mr. Kelbel was paid a bonus of $200,000 in 2002 in satisfaction of contractual bonus requirements contained in a prior employment agreement. Mr. Kelbel is entitled to an annual bonus of $10,000 for each subsidiary designated in the agreement which meets budgeted earnings and an additional $50,000 if the aggregate earning of such designated subsidiaries exceed budgeted earnings. Mr. Kelbel is also entitled to certain perquisites, including a car allowance and a club membership. In the event Mr. Kelbel's employment is terminated as a result of his death or disability, his options will vest and remain exercisable for a three month period and he or his estate will receive his contracted for compensation through the date of his death or, if disabled, for a one year period; thereafter, he will receive an amount equal to the after-tax amount of his compensation prior to the disability, throughout the remaining term. The agreement further provides that, upon its termination, Mr. Kelbel will serve the Company as a consultant for a period of time equal to the number of years Mr. Kelbel was employed by the Company after 2002 and receive $50,000 per year as a consulting fee. The Company's obligation to pay Mr. Kelbel's consulting fee will not terminate upon his death or disability. Mr. Kelbel's rights upon termination are similar to those provided to Mr. Way. If the agreement is terminated, Mr. Kelbel has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

  MICHAEL J. SCHELL

     Mr. Schell has entered into an Employment Agreement effective as of June 3, 2002, which expires on December 31, 2007. Mr. Schell acts as an Executive Vice President of the Company and oversees the insurance company subsidiaries of the Company. He is also President and Chief Operating Officer of Houston Casualty Company and the Company's other insurance company subsidiaries. Under the agreement, Mr. Schell receives a salary of $450,000 for the first year of the agreement, increasing $25,000 each year thereafter. He also receives an annual bonus of $12,500 for each subsidiary designated in the agreement that exceeds its approved budget and an additional $50,000 if all designated subsidiaries exceed their approved budgets. Mr. Schell is also entitled to certain perquisites, including a car allowance, a club membership and life insurance. Mr. Schell's rights upon termination, death or disability are similar to those provided to Mr. Kelbel. If the agreement is terminated, Mr. Schell has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

  EDWARD H. ELLIS, JR.

     Mr. Ellis has entered into an Employment Agreement effective as of January 1, 2002, which replaced a prior employment agreement. The agreement expires on December 31, 2006. Mr. Ellis acts as Executive Vice President and Chief Financial Officer of the Company. Mr. Ellis received a salary of $325,000 for 2002, and increasing by $25,000 for each year thereafter during the term of the agreement. Mr. Ellis' rights upon termination, death or disability are similar to those provided to Mr. Kelbel. If the agreement is terminated, Mr. Ellis has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

  CHRISTOPHER L. MARTIN

     Mr. Martin has entered into an Employment Agreement effective as of January 1, 2003, which replaced a prior employment agreement. The agreement expires on December 31, 2005. Mr. Martin acts as an Executive Vice President, General Counsel and Secretary of the Company. Mr. Martin received a salary of $195,000 for 2002 and will receive a salary of $220,000 for 2003, $240,000 for 2004 and $265,000 for 2005. Mr. Martin is also entitled to certain perquisites, including a car allowance and a club membership. Mr. Martin's rights upon termination, death or disability are similar to those provided to Mr. Kelbel. If the agreement is terminated, Mr. Martin has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

                      REPORT OF THE COMPENSATION COMMITTEE

     Until November 2002, the Compensation Committee (the "Committee") consisted of Marvin P. Bush, James R. Crane and Walter J. Lack (Chairman). In November 2002, Michael A. F. Roberts was appointed to fill Mr. Bush's seat on the Compensation Committee.

     All decisions by the Committee relating to the compensation of the Company's Executive Officers are reviewed by the full Board of Directors. The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include creating and then preserving strong financial performance, increasing the assets of the Company, positioning the Company's assets and business operations in geographic markets and industry segments offering long-term growth opportunities, enhancing shareholder value and ensuring the survival of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industry within which the Company operates.

     The Committee's executive compensation policies are intended to provide competitive levels of compensation in order to attract and retain qualified executives. The forms of executive compensation utilized during 2002 by the Committee include base salary, cash bonus awards and stock options. Performance of the Company is a key consideration for the Committee in considering executive compensation matters. The Company's compensation policy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long-term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Therefore, the Company's compensation policy also gives consideration to the Company's achievement of business objectives when determining executive compensation.

     The Committee has, with the approval of the full Board of Directors, determined that the interests of the Company and its shareholders are best served by the Company's entering into multi-year employment agreements with certain executive officers, including the Chief Executive Officer and the Named Executive Officers. A summary of the principal terms of such employment agreements is included under the caption "Employment Agreements" above. The Committee believes that such multi-year employment arrangements benefit the Company and its Shareholders by permitting the Company to attract and retain Executive Officers with demonstrated leadership abilities and to secure the services of such Executive Officers at agreed upon terms over an extended period of time. The compensation payable to the subject Executive Officers pursuant to the employment agreements is consistent with the compensation policies of the Company as established by the Committee.

     Compensation paid to Executive Officers is based upon a company-wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers. Stock option awards have historically been used to reward Executive Officers and to retain them through the potential of capital gains and equity buildup in the Company. In 2002, the number of stock options granted, whether in conjunction with a written employment agreement or otherwise, was determined by the subjective evaluation by the Committee of the executive's ability to influence the Company's long term growth and profitability. The Board of Directors believes the award of equity-based incentives such as stock options represents an effective incentive to create value for the Shareholders.

     In 2002, the Committee reviewed base salary and annual bonus recommendations made by the Chief Executive Officer based upon his assessment of the performance of individual executive officers and his assessment of each executive officer's past performance and expectation as to future contributions. The Chief Executive Officer and other Executive Officers also made recommendations to the Committee concerning the grant of stock options to other officers.

     Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the corporation's Chief Executive Officer and the four other most highly compensated executive officers.

     Section 162(m) further provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure grants under future stock option plans in a manner that complies with this statute. The Company does not currently intend to structure the discretionary annual bonus for Executive Officers to comply with Section 162(m). Such bonuses do not meet
Section 162(m)'s requirement that they be "payable solely on account of the attainment of one or more performance goals." Therefore, the Committee believes the annual discretionary bonuses, as currently structured, better serve the interests of the Company's Shareholders by allowing broader discretion in recognizing an Executive Officer's contribution and performance.

     In connection with the compensation of the Company's Executive Officers, the Committee is aware of Section 162(m) of the Code as it relates to deductibility of qualifying compensation paid to Executive Officers. The Committee is aware that the compensation paid in 2002 exceeded the deductibility limitations on non-excluded compensation to certain of the Company's Executive Officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

     As referenced above, the Company has entered into an employment agreement with Mr. Way upon terms approved by the Committee, pursuant to which Mr. Way would serve as Executive Chairman of the Board of Directors and Chief Executive Officer of the Company. A summary of the principal terms of Mr. Way's employment agreement is included under the caption "Employment Agreements" above. The Committee determined that Mr. Way would be paid a bonus of $1,250,000 for 2002. The Committee believes the Chief Executive Officer's cash compensation for 2002, and as contemplated by the employment agreement, is warranted by the Company's continuing performance and the substantial growth and diversification of the Company's operations experienced by the Company under his leadership. The Committee notes that 2002 represented a record year for the Company in terms of both its total revenues and net earnings. The Company's underwriting experience continues to be exceptional and during the period 1998 through 2001, the Company had an average statutory combined ratio of 103.2% versus the less favorable 109.8% (source: A.M. Best Company, Inc.) recorded by the U.S. property and casualty insurance industry overall. During the period 1998 through 2002, the Company's gross written premium increased from $498.3 million to $1.2 billion, an increase of 133%, while net written premium increased 348% from $121.9 million to $545.9 million. During this period, Company revenues increased from $310.4 million to $669.4 million, an increase of 116%. Additionally, during the same period, the Company's Shareholders' equity increased from $440.4 million to $882.9 million, a 100% increase, and the Company's assets increased from $1.7 billion to $3.7 billion, a 117% increase. In addition, during 2002, the Company completed the acquisition of two underwriting agency operations and a European insurance company, which were intended to provide a further diversification of the Company's business and to present opportunities for future growth.

                                          Submitted by the Compensation
                                          Committee:

                                          Walter J. Lack, Chairman
                                          James R. Crane
                                          Michael A. F. Roberts

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is composed of three independent directors and acts under a written charter adopted by the Board of Directors, which was attached to the Company's Proxy Statement for the May 24, 2001 Annual Meeting of Shareholders. During 2002, the Audit Committee consisted of Patrick B. Collins,
J. Robert Dickerson (Chairman) and James C. Flagg. The Audit Committee is responsible for overseeing the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee meets periodically with management, the internal auditors and the independent auditors regarding accounting policies and procedures, audit results and internal accounting controls. The internal auditors and the independent auditors have free access to the Audit Committee without management's presence, to discuss the scope and results of their audit work. The Company's management is primarily responsible for the Company's financial statements and the quality and integrity of the reporting process, including the systems of internal controls. The independent auditors, PricewaterhouseCoopers LLP, are responsible for auditing the Company's financial statements and for expressing its opinion on the conformity of the financial statements with accounting principles generally accepted in the United States.

     In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2002, with the Company's management and representatives of the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee discussed with the independent auditors their independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has received from PricewaterhouseCoopers the written disclosure required by Standard No. 1. The Audit Committee has considered the compatibility of the non-audit services rendered by PricewaterhouseCoopers, primarily actuarial, tax consulting and auditing of the statutory financial statements of the Company's insurance company subsidiaries, with the auditors' independence.

     PricewaterhouseCoopers audited the accounts of the Company and its subsidiaries for the fiscal year ended December 31, 2002. It has served as the Company's auditors since 1987. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have opportunity to make a statement and respond to questions.

AUDIT FEES

     During the year ended December 31, 2002, the aggregate fees billed by PricewaterhouseCoopers for the audit of the Company's financial statements for such year and for its review of the Company's interim financial statements was $497,418.

ALL OTHER FEES

     During the year ended December 31, 2002, the aggregate fees billed by PricewaterhouseCoopers for professional services other than audit work was $1,070,857. Such aggregate amount represented fees of $570,100 for required regulatory, statutory audits and loss-reserve certifications and employee-benefit work, $329,408 for tax consulting and $ 171,349 for professional services rendered in connection with the Company's registration statements and other matters.

     The Audit Committee has determined that the rendering of the above-mentioned non-audit services by PricewaterhouseCoopers was compatible with maintaining the auditor's independence.

     In reliance upon its review of the audited financial statements and the discussion referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the SEC.

                                          Submitted by the Audit Committee:

                                          J. Robert Dickerson, Chairman
                                          Patrick B. Collins
                                          James C. Flagg, Ph.D.

                               PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total returns for an investment of $100 made on December 31, 1997 in the Common Stock of the Company, the Standard & Poor's 400 Midcap Index and the Standard & Poor's Super Composite Insurance Index. During 2002, the Company utilized the Standard & Poor's 400 Midcap Insurance Index in the preparation of its Performance Graph and such index is included below for reference. The Company has determined to replace the Standard & Poor's Midcap Insurance Index with the Standard & Poor's Super Composite Index, as it is the Company's view that such index represents a more complete overview of the relative performance of all insurance industry participants, irrespective as to their size. The graph assumes that all dividends were reinvested.

                            TOTAL RETURN PERFORMANCE

                              (PERFORMANCE GRAPH)

-------------------------------------------------------------------------------------------
                                                     PERIOD ENDING
-------------------------------------------------------------------------------------------
INDEX                       12/31/97   12/31/98   12/31/99   12/31/00   12/31/01   12/31/02
-------------------------------------------------------------------------------------------
 HCC Insurance Holdings,
  Inc.                       100.00      83.02      63.30     130.80     135.07     121.81
 S&P 400 Midcap Index        100.00     119.12     136.65     160.58     159.59     136.41
 S&P 400 Midcap Insurance
  Index                      100.00     131.44     122.63     184.80     174.03     151.15
 S&P Super Composite
  Insurance Index            100.00     109.67     113.82     152.99     133.06     105.39

                                 OTHER BUSINESS

     The Board of Directors has no knowledge of any other matter to be submitted at the Meeting. If any other matter shall properly come before the Meeting, the persons named in the Proxy will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

                              CORPORATE GOVERNANCE

     We are committed to good corporate governance practices. This commitment is founded on our commitment to our Shareholders' best interests and in compliance with the corporate governance rules promulgated by the NYSE and the SEC. Consequently, our Board of Directors is presently working to draft new or to revise our existing Board committee charters and codes of ethics to comply with the new requirements of the SEC and NYSE. Upon final SEC approval of the new NYSE rules, we will finalize and publish our new charters and codes.

                           INCORPORATION BY REFERENCE

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings including this Proxy Statement, in whole or in part, the Performance Graph, the report of the Compensation Committee and the report of the Audit Committee of included herein shall not be incorporated by reference to any such filings.

                             SHAREHOLDER PROPOSALS

     Any Shareholder proposal intended to be presented for consideration at the 2004 Annual Meeting of Shareholders and to be included in the Company's Proxy Statement must be in proper form and received by the Secretary of the Company at the principal executive offices of the Company by the close of business on December 30, 2003. It is suggested that a proponent submit any proposal by Certified Mail -- Return Receipt Requested and that all proposals should be sent to the attention of the Secretary.

                                   FORM 10-K

     The Company will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. Requests for copies of such report should be directed to L. Byron Way, Investor Relations, HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request therefore addressed to Mr. Way.

     EACH SHAREHOLDER WHO DOES NOT EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS IN PERSON IS URGED TO EXECUTE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,

                                          CHRISTOPHER L. MARTIN,
                                          Secretary

April 25, 2003

                          HCC INSURANCE HOLDINGS, INC.

           ANNUAL MEETING OF SHAREHOLDERS -- TO BE HELD MAY 15, 2003

                   THE BOARD OF DIRECTORS SOLICITS THIS PROXY

    The undersigned hereby constitutes and appoints Stephen L. Way and Christopher L. Martin, and each of them, acting in the absence of others, as proxies of the undersigned, with full power of substitution in the premises to each of them, to appear and vote, as designated herein, all shares of stock of the Common Stock of HCC Insurance Holdings, Inc.(the "Company") held of record by the undersigned on April 3, 2003 at the Annual Meeting of Shareholders of the Company to be held at The InterContinental Houston, 2222 West Loop South, Houston, Texas 77027 on May 15, 2003, at 8:30 a.m., Houston time, and at any and all postponements or adjournments thereof (the "Meeting").

    WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BELOW BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED BELOW, AND, ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY AND ALL POSTPONEMENTS OR ADJOURNMENTS THEREOF.

1.  Election of Directors

[ ]         FOR all nominees listed below (except as                       [ ]         WITHHOLD AUTHORITY TO VOTE for all
            marked to the contrary below).                                             nominees listed below.

    To elect the following Directors to serve for one-year terms of office ending at the Annual Meeting of Shareholders in the year 2004, or until their successors are duly elected and qualified.

  (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ON THE LIST BELOW.)

--------------------------------------------------------------------------------

  Frank, J. Bramanti, Patrick B. Collins, James R. Crane, J. Robert Dickerson,
                             Edward H. Ellis, Jr.,
   James C. Flagg, Allan W. Fulkerson, Walter J. Lack, Michael A. F. Roberts,
                                 Stephen L. Way

2. In their discretion, the proxies are authorized to vote upon such business as may properly come before the Meeting or any postponement or adjournment thereof.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement for such meeting, and the Annual Report of HCC Insurance Holdings, Inc. for the fiscal year ended December 31, 2002.

                                                              Dated:                                     , 2003
                                                                      -----------------------------------


                                                              -------------------------------------------------
                                                              Signature of Shareholder

                                                              -------------------------------------------------
                                                              Signature of Shareholder (if jointly held)

                                                              Note: Please sign exactly as your name appears on
                                                              this card. On joint accounts each joint holder
                                                              should sign. When signing as attorney, executor,
                                                              administrator, trustee, or guardian, please give
                                                              your full title as such. If a corporation, please
                                                              sign in full corporate name by President or other
                                                              authorized person. If a partnership, please sign
                                                              in partnership name by authorized person.

    PLEASE MARK, SIGN, DATE, AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.